HAM,
 LANGSTON &
  BREZINA, L.L.P.
Certified Public Accountants
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                                                                    EXHIBIT 16.1

July 15, 2005



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear  Sir/Madam:

We have read Item 4 included in the Form 8-K dated July 15, 2005 of Bluegate Corporation (the "Registrant") to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 3, except that we have no basis to agree or disagree that the statements that the decision to change accountants was approved by the Registrant's audit committee. We also have no basis to agree or disagree or that with other statements of the Registrant contained in paragraph 2.

Sincerely,

/s/ Ham, Langston & Brezina, L.L.P.